UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MEDTRONIC PUBLIC LIMITED COMPANY

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NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC PROPOSES PROXY ACCESS

DUBLIN - March 17, 2016 - Medtronic plc (NYSE: MDT) will put forth a board proposal supporting the adoption of proxy access in its 2016 proxy statement. Proxy access would allow long-term shareholders the ability to nominate their own director candidates for election to the Board of Directors and have such director candidates included on the company’s proxy card, along with any candidates nominated by the Board of Directors.

Pending shareholder approval, the board proposal to amend the company’s Articles of Association would permit a shareholder, or a group of up to 20 shareholders, to nominate up to 20% of the Board of Directors; provided the nominating shareholder(s) and their nominees satisfy eligibility requirements specified in the company’s Articles of Association. Nominating shareholders would be required to demonstrate economic ownership of at least 3% of Medtronic’s outstanding voting shares continuously for at least 3 years.

“Our Board is pleased to propose the adoption of proxy access for our long term shareholders,” said Omar Ishrak, chairman and CEO of Medtronic. “This decision reflects our Board’s commitment to ensure strong corporate governance policies that align the interests of Medtronic and our investors.”

Medtronic’s board proposal will be voted on at the company’s Annual General Meeting of Shareholders in December 2016. Additional details on the proxy access proposal will be provided in Medtronic’s 2016 Proxy Statement, which the company intends to file with the SEC in the third calendar quarter of 2016.

About Medtronic

Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 85,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

-end-

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2016 Annual General Meeting of Shareholders (the “2016 Annual General Meeting”). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual General Meeting (the “2016 Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual General Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual General Meeting of Shareholders (the “2015 Proxy Statement”), filed with the SEC on July 24, 2015. To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2016 Annual General Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (www.medtronic.com) or by contacting Investor Relations at (763) 505-2692, by email at investor.relations@medtronic.com, or by mail at Medtronic plc, Attn: Investor Relations, 710 Medtronic Parkway, Minneapolis, Minnesota 55432-5604.